As filed with the Securities and Exchange Commission on August 14, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Processa Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7380 Coca Cola Drive, Suite 106 Hanover, MD 21076 (Address of Principal Executive Offices)	45-1539785
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)

Processa Pharmaceuticals, Inc. 2019 Omnibus Incentive Plan

(Full title of the plan)

David Young, Pharm.D., Ph.D.

Chief Executive Officer

7380 Coca Cola Drive, Suite 106

Hanover, MD 21076

443-776-3133

(Name, address and telephone number of agent for service)

Copy to:
Michael B. Kirwan

John J. Wolfel, Jr.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001 per share	3,500,000	$2.44	$8,540,000	$1,036

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, using the closing price of our common stock as reported on the OTC Markets Group, Inc. on August 8, 2019, a date within five trading days prior to the date of the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Processa Pharmaceuticals, Inc. (the “Company”) has filed the following documents with the Securities and Exchange Commission (the “Commission”) which are hereby incorporated by reference into this Registration Statement:

(a) The Company’s amended annual report on Form 10-K/A for the fiscal year ended December 31, 2018;

(b) The Company’s quarterly report on Form 10-Q for the three months ended March 31, 2019 and the three months ended June 30, 2019;

(c) The Company’s 2019 Notice of Annual Meeting and Proxy Statement (portions thereof incorporated by reference into the Company’s annual report on Form 10-K for the year ended 2018);

(d) The Company’s Definitive Information Statement filed with the SEC on July 18, 2019; and

(e) The Company’s current report on Form 8-K filed with the SEC on January 9, 2019 and June 21, 2019.

In addition, all other documents subsequently filed by the Company after the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The following description of the Company’s common stock and provisions of its amended and restated certificate of incorporation and amended and restated bylaws is only a summary, and is qualified in its entirety by reference to copies of the Company’s amended and restated certificate of incorporation and amended and restated bylaws that have been filed with the Commission.

The Company has the authority to issue an aggregate of 350,000,000 shares of $0.0001 par value common stock (“Common Stock”) and 10,000,000 shares of $0.0001 par value preferred stock. As of July 31, 2019, there were 38,801,006 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Dividend Rights. Subject to the rights of holders of preferred stock of any series that may be issued and outstanding from time to time, holders of Common Stock are entitled to receive such dividends and other distributions as may be declared by the Company’s board of directors (the “Board”) from time to time.

Voting Rights. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders generally. In the event the Company issues one or more series of preferred or other securities in the future, such preferred stock or other securities may be given rights to vote, either together with the Common Stock or as a separate class on one or more types of matters. The holders of Common Stock do not have cumulative voting rights.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled, subject to any preferential or other rights of any then outstanding preferred stock, to receive all assets of the Company available for distribution to stockholders.

Preemptive Rights. As of the date hereof, the holders of Common Stock have no preemptive rights in their capacities as such holders.

Board of Directors. Holders of Common Stock do not have cumulative voting rights with respect to the election of directors. At any meeting to elect directors by holders of Common Stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of the Company’s capital stock then outstanding will constitute a quorum for such election. Directors may be elected by a plurality of the votes of the shares present and entitled to vote on the election of directors, except for directors whom the holders of any then outstanding preferred stock have the right to elect, if any.

Item 5. Interest of Named Experts and Counsel

The validity of the securities to which this prospectus relates will be passed upon for us by Foley & Lardner LLP, Jacksonville, Florida.

Item 6. Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (a) for breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation contains such a provision.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL permits a Delaware corporation to advance litigation expenses, including attorneys’ fees, incurred by present and former directors and officers prior to the final disposition of the relevant proceedings. The advancement of expenses to a present director or officer is conditioned upon receipt of an undertaking by or on behalf of such director or officer to repay the advancement if it is ultimately determined that such director or officer is not entitled to be indemnified by the corporation. Advancement to former officers and directors may be conditioned upon such terms and conditions, if any, as the corporation may deem appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

The Company’s amended and restated certificate of incorporation and amended and restated bylaws authorize the corporation to indemnify its directors and officers to the fullest extent permitted by law.

The foregoing summaries are necessarily subject to the complete text of the DGCL and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Please see the Exhibit Index included herewith immediately prior to the signature page, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act to any purchaser, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Number Exhibit	Description
4.1	Processa Pharmaceuticals, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Annex A to the Company’s definitive proxy statement filed on April 26, 2019)

4.2	Fourth Amended and Restated Certificate of Incorporation of Heatwurx, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K/A filed on October 17, 2017)

4.3	Amendment to Fourth Amended and Restated Certificate of Incorporation of Heatwurx, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on October 23, 2017)

4.4	Amended and Restated Bylaws of Heatwurx, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-K filed on March 27, 2014)

5.1	Legal Opinion of Foley & Lardner LLP (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm, BD & Co. Inc. (filed herewith)

23.2	Consent of Foley & Lardner LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on this 14th day of August, 2019.

PROCESSA PHARMACEUTICALS, INC.

By:	/s/ David Young
David Young
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint David Young and Wendy Guy, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 13, 2019 in the capacities indicated.

Signature	Title

/s/ David Young	Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

/s/ James Stanker	Chief Financial Officer
James Stanker	(Principal Financial Officer and Principal Accounting Officer)

/s/ Patrick Lin	Director
Patrick Lin

/s/ Justin Yorke	Director
Justin Yorke

/s/ Virgil Thompson	Director
Virgil Thompson